LEADS: JPM/RBS/SG                                                 **ALL POT**
CO-MGRS: RBC
CL SIZE MM  WAL   M/S      PWIN        LGL    PXG     %       CPN     $
A1 219.000  0.28  P-1/A-1+ 06/10-12/10 05/11  IL+2    0.39821 0.39821 100.00000
A2 238.000  0.95  Aaa/AAA  12/10-10/11 11/12  EDSF+17 0.868   0.86    99.99391
A3 317.000  2.15  Aaa/AAA  10/11-05/13 10/14  IS+25   1.509   1.50    99.99095
A4 186.850  3.80  Aaa/AAA  05/13-09/14 12/16  IS+40   2.463   2.45    99.99833

PRICING SPEED:      1.3% ABS                       CLEAN-UP CALL:      5%
EXPECTED PRICE:     Priced                      EXPECTED SETTLE:    05/13/10
CUSIPS:             A1: 44923WAA9, A2: 44923WAB7, A3: 44923WAC5, A4: 44923WAD3
OFFERING TYPE:      PUBLIC
B&D:                J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.